Borden Ladner Gervais LLP
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March 14, 2011

Vista Gold Corp.
Suite 5, 7961 Shaffer Parkway
Littleton, Colorado

Re: Re: Registration Statement on Form S-3 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as British Columbia counsel to Vista Gold Corp., a Yukon Territory corporation (the "**Company**"), with respect to certain legal matters in connection with the registration by the Company, under the U.S. *Securities Act of 1933*, as amended (the "**Securities Act**") for resale by original purchasers and certain agents and finders (the "**Selling Securityholders**") of 15,308,044 common shares, without par value (the "**Common Shares**"), 15,308,044 warrants to purchase Common Shares (the "**Warrants**") and 15,308,044 common shares in the capital of the Company (subject to adjustment) issuable upon the exercise of the Warrants (the "**Warrant Shares**", and collectively with the Common Shares and the Warrants, the "**Securities**").

The Securities covered by the Registration Statement were issued pursuant to a private placement of 14,666,739 special warrants ("**Special Warrants**") that closed on October 22, 2010. In addition, the Company issued a total of 641,305 Special Warrants to the agents and finders that provided services in connection with the private placement. Following receipt of shareholder approval of the private placement on December 15, 2010, the Special Warrants were automatically exercised, for no additional consideration, for one Common Share and one Warrant for each Special Warrant. The Registration Statement relates to the Common Shares, the Warrants and the Warrant Shares issuable upon the exercise of the Warrants.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such

effectiveness will not have been terminated or rescinded, (b) all Securities will be or have been offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, (c) any definitive purchase, finder, agency, underwriting or similar agreement with respect to any Securities offered will have been or has been duly authorized and validly executed and delivered by the Company and the other parties thereto, (d) at the time of issuance of the Securities, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (e) at the time of issuance of the Securities, the Articles of Incorporation and then operative bylaws of the Company (the "**Bylaws**" and collectively with the Articles of Incorporation, the "**Charter Documents**") are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, (f)the Warrant Indenture (defined below) has been duly authorized, executed and delivered by the parties thereto (other than the Company) and constitute legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with their respective terms, and (g) that the terms, execution and delivery of the Securities (A) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (B) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the issuance of the Warrants has been duly authorized and approved and the Warrants are validly issued and outstanding securities of the Company.

The foregoing opinions are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion is addressed to the Company in connection with the filing of the Registration Statement and may not be relied upon by any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

Borden Ladner Gervais LLP

Borden Ladner Gervais LLP